Exhibit 10.2

Execution Version

                                                                                    July 13, 2022

Spiros Jamas
24 Gibson St.
Cambridge, MA 02138
Tel +1-617-605-9650

RE:          Separation Agreement and General Release

Dear Spiros:

The purpose of this separation agreement (the “Separation Agreement”) is to memorialize the terms and conditions of the termination of your employment with Entera Bio, Inc. (the “Company”) and its subsidiaries, the Company’s parent, Entera Bio Ltd., an Israeli company (“Parent”), and its affiliates (together with the Company, collectively, the “Company Group”), as well as that certain Employment Letter Agreement, dated November 30, 2020, by and between you and the Company (the “Employment Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement.

To ensure that your separation from the Company occurs on mutually acceptable terms, this Separation Agreement, along with the General Release of Claims on Exhibit A attached hereto and made a part hereof (the “General Release”), will summarize the terms and conditions surrounding your separation including, without limitation, the compensation and benefits that will be provided to you.

Termination Date

The effective date of the termination of your employment, and the Employment Agreement, is Friday, July 15, 2022 (“Termination Date”).

Resignation as Officer and Director of the Company Group

You acknowledge and agree that, effective as of the Termination Date, you will be deemed to have resigned from all positions then held as an officer as well as a member of any board of directors, and any committee thereto, throughout the Company Group.

Accrued Obligations

Whether or not you choose to sign this Separation Agreement and the General Release, the Company will pay to you any (a) accrued but unpaid base salary you have earned through the Termination Date, (b) accrued but unused paid time off through the Termination Date, (c) reimbursement for unreimbursed business expenses properly incurred by you pursuant to the Company’s applicable expense reimbursement policy, and (d) any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans, in each case, less applicable withholding and employment taxes, all of which shall be paid to you by the Termination Date or such other date as required under the applicable employee benefit plan.

For purposes of this Separation Agreement and the General Release, the amounts described above in this section shall be referred to as the “Accrued Obligations”.

Separation Benefits

In the event that you execute and deliver to the Company both the Separation Agreement and the General Release, and you do not revoke the General Release within the time period permitted by law (such period, the “Revocation Period” as defined below), the following shall apply (subject to any timing restrictions as may be applicable under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)):

•
Commencing on the first regular payroll date immediately following the end of the Revocation Period, the Company shall pay to you a one-time lump sum payment equal to thirteen (13) months of your annual base salary, a total gross amount equal to $411,666.67 (less applicable income and employment tax withholdings) (the “Cash Severance Payment”).

•
The exercise period for the vested portion of the share option granted to you on January 4, 2021 (the “Stock Option”) pursuant to the terms of the 2018 Equity Incentive Plan of Parent (the “Plan”) shall be extended through the end of the two (2)-year period commencing on the Termination Date.

For purposes of this Separation Agreement and the General Release, the benefits described above in this section shall be referred to as the “Separation Benefits”.  Except for the Accrued Obligations, the payments from the Company to you pursuant to the terms of this Separation Agreement (including the Separation Benefits) are not provided as a raise, bonus, or condition of your employment with the Company.

You acknowledge and agree that as of the Termination Date, this Separation Agreement and General Release shall supersede and replace all benefits, rights and obligations in connection with your employment with the Company Group.  Accordingly, you further acknowledge and agree that this Separation Agreement and the General Release sets forth all compensation and benefits to which you are entitled and shall be paid to you in full satisfaction thereof, in connection with your employment with the Company Group.

Equity Awards

You acknowledge and agree that as of the Termination Date, the vested portion of the Stock Option, which specifically relates to 492,832 ordinary shares of Parent, shall be eligible to be exercised during the two (2)-year period commencing on the Termination Date in accordance with the terms and conditions of the Stock Option award agreement and the Plan.  The remainder of the Stock Option, which relates specifically to 821,386 ordinary shares of Parent, is unvested and shall be immediately expired, cancelled and forfeited as of the Termination Date.

You acknowledge and agree that you do not have any rights with respect to any other equity or equity-based interests in the Company, Parent or any of their respective affiliates.

Integration of Employment Agreement; Survival of Certain Provisions

As of the Termination Date, you acknowledge and agree that this Separation Agreement shall supersede and replace the Employment Agreement other than the following provisions under the Employment Agreement (collectively, the “Survival Provisions”): Section 9 (Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking) and the related agreement attached as Exhibit A; Section 10 (At Will Employment, Return of Property, and Assist with Transition); and Section 14 (Data Privacy; Monitoring of Company Systems).  Accordingly, you further acknowledge and agree that (i) this Separation Agreement sets forth all compensation and benefits to which you are entitled under your Employment Agreement; and (ii) in the event that you breach any of the Survival Provisions, the exercise period for the Stock Option shall cease effective as of the date of breach and the Company shall be entitled to recover, and you shall repay to the Company and forfeit any right to, all but $1,000.00 of the Cash Severance Payment, which remaining amount and any extended exercise period for the Stock Option shall constitute sufficient and adequate consideration for your promises, covenants and agreements in this Separation Agreement and the General Release. Notwithstanding the foregoing, you agree that the preceding sentence is not the exclusive remedy for your breach of any of the Survival Provisions, and the Company’s exercise of its rights hereunder shall not prejudice the Company’s rights or available remedies for your breach in any court of law or equity of competent jurisdiction notwithstanding the recovery of payments contemplated hereby.

Release of Claims Against the Company Group

In exchange for and as a condition to receiving the Separation Benefits, you shall knowingly and willingly release the Company Group from any kind of claim you have arising out of or related to your employment, the Employment Agreement and/or the termination of your employment with the Company Group by executing the General Release attached hereto as Exhibit A.

You will be required to execute the General Release, and therefore agree to be bound by the terms and conditions thereof, no earlier than the Termination Date but no later than thirty (30) days after such Termination Date.

Cooperation/Assistance

Upon reasonable notice and at reasonable times, you agree to assist and cooperate with the Company, by telephone or video conference or otherwise, concerning business or legal related matters about which you possess relevant knowledge or information.  Such cooperation shall only be provided at the Company's specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials) about which you possess relevant knowledge or information. In addition, you agree to promptly inform the Company if any person or entity contacts you in an effort to obtain information about the Company.  The Company agrees to reimburse you for all reasonable and necessary costs and expenses incurred in connection with such cooperation.

Severability; Entire Agreement; No Oral Modifications; No Waivers

If a court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or legally unenforceable, all other provisions of this Agreement shall not be affected and are still enforceable. This Separation Agreement and the General Release are intended to be a single integrated contract expressing our entire understanding regarding the subjects it addresses.  As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign each of them except as to any obligations you may owe to the Company Group as described in the “Integration of Employment Agreement; Survival of Certain Provisions” section above that remain in effect.  This Separation Agreement and the General Release may be amended or modified only by an agreement in writing signed by you and countersigned by an executive officer of the Company.  The failure by the Company or you (i) to declare a breach, or (ii) to otherwise assert rights under this Agreement shall not be construed as a waiver of any of rights under this Separation Agreement and the General Release.  This Separation Agreement and the General Release may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

Governing Law; Venue; Waiver of Jury Trial

This Separation Agreement and the General Release shall be governed by the laws of the Commonwealth of Massachusetts applicable to contracts executed and performed within that State and without respect to conflict of laws principles.  The parties hereto irrevocably and unconditionally (i) agree that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the Commonwealth of Massachusetts or the court of the United States, District of Massachusetts; and (ii) consent to the jurisdiction of each such court in any suit, action or proceeding. YOU HEREBY IRREVOCABLY WAIVE ANY RIGHTS YOU MAY HAVE TO A TRIAL BY JURY, and further, irrevocably waive any objection with respect to the venue being an inconvenient forum.

Acknowledgements and Certifications

You acknowledge and certify that:

•
you have read and you understand all of the terms of this Separation Agreement and the General Release on Exhibit A, and are not relying on any representation or statement, written or oral, not set forth in this Separation Agreement and the General Release;

•	you are signing this Separation Agreement, and shall sign the General Release, knowingly and voluntarily;
•	you have been advised to consult with an attorney before signing this Separation Agreement and the General Release;
•
you have the right to consider the terms of this Separation Agreement and the General Release for 21 days; however, you do not have to take all 21 days to consider it, and if you take fewer than 21 days to review this Separation Agreement and the General Release, you expressly waive any and all rights to consider this Separation Agreement and the General Release for the balance of the 21-day review period;

•
the General Release includes a release of any claim you might have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA Claims”).  For seven (7) days after signing the General Release, you have the right to revoke your release of ADEA Claims (the “Revocation Period”).  To revoke your release of ADEA Claims, the revocation or rescission must be in writing and must be delivered by hand or sent by certified mail, return receipt requested, postmarked within the seven (7) day period, and properly addressed to the Chairman of the Board of the Company at 10 Old Woods Dr., Harrison, NY 10528. Revoking your release of ADEA Claims shall result in the invalidation of this Separation Agreement, in its entirety, as of such revocation date; and

•
you and the Company and Parent each agree that any changes that have been made to this Separation Agreement and the General Release from the versions originally presented to you do not extend the 21-day period you have been given to consider this Separation Agreement and the General Release, whether those changes are deemed material or non-material.

*          *          *          *          *

IF YOU SIGN THIS DOCUMENT AND EXHIBIT A ATTACHED HERETO, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT EFFECTIVE ON THE DATE SIGNED BY THE COMPANY.

Dated: July 13, 2022	/s/ Spiros Jamas
Spiros Jamas

Dated: July 13, 2022	ENTERA BIO, INC.

	By:	/s/ Gerald Liberman
	Name:	Gerald Lieberman
	Title:	Chairman of the Board

EXHIBIT A
GENERAL RELEASE OF CLAIMS

1.          In exchange for the Separation Benefits described in that certain Separation and Release Agreement (the “Company”), dated July 13, 2022 (the “Separation Agreement”) to which the General Release of Claims is attached as Exhibit A thereto, Spiros Jamas (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, does hereby release and forever discharge Entera Bio, Inc. (the “Company”), Entera Bio Ltd. and their respective subsidiaries, affiliated companies, successors and assigns (together with Company, the “Company Group”) and their respective current or former directors, officers, employees, shareholders, insurers or agents in such capacities (collectively with the Company Group, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, and/or in connection with or arising under the Employment Agreement (as defined in the Separation Agreement), whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment, including, but not limited to, rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990, violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, the Massachusetts Civil Rights Act, M.G.L. c. 12, § 102 and § 103; the Massachusetts Wage Statute, M.G.L. c. 149; the Massachusetts Employment Security Law, M.G.L. c. 151A; the Massachusetts Fair Employment Practices Statute; M.G.L. c. 151B; the Massachusetts Consumer Protection Act, M.G.L. c. 93A, the Massachusetts Family and Medical Leave Law, M.G.L. Chapter 175M; the Massachusetts Equal Rights Act, M.G.L. ch. 93, §§102, 103, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement.  Executive acknowledges that the Company Group encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the ADEA and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Executive expressly waives any and all claims under the ADEA that he may have as of the date hereof.  Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to the Separation Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company Group, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company Group in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

2.          Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment or under his Employment Agreement, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, that

a.          Nothing in this Agreement prohibits or prevents the Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws.  However, to the maximum extent permitted by law, the Executive agrees that if such an administrative claim is made to such an anti-discrimination agency, he shall not be entitled to recover any individual monetary relief or other individual remedies.  In addition, nothing in this Agreement, including but not limited to the release of claims and non-disparagement clauses, prohibits the Executive from (A) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (B) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (C) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and\or the Occupational Safety and Health Administration.  Moreover, nothing in this Agreement prohibits or prevents the Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

b.          Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under the ADEA.

3.          Executive shall not, in any manner, directly or indirectly, make any oral or written statement that disparages or places any member of the Company Group or its businesses or any of their respective current or former directors, officers, employees, shareholders, insurers or agents or their existing and prospective customers, suppliers, investors, and other associated third parties, in a false or negative light. This Section 3 does not restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive shall promptly provide written notice of any such order to the Company.

4.          Executive hereby acknowledges that the Company Group has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier.  Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke the release of ADEA Claims (as defined in the Separation Agreement) by providing a written notice of his revocation to the Company Group (the “Revocation Period”).

5.          Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts.

6.          Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this General Release of Claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

7.          This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive delivers written revocation(s) to the Company within the aforementioned Revocation Period.

/s/ Spiros Jamas Spiros Jamas July 13, 2022